Exhibit 99.1

Report to Shareholders

Dear Shareholder,

Atlantic Power had a solid year of progress in 2018. This letter will review the past and present highlights and provide an outlook.

In my first letter to shareholders in the 2014 annual report, I quoted The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success(1) by William N. Thorndike in laying out our management approach. Four years later, that remains our approach. Shareholders can judge whether we have followed these principles:

•                       Capital allocation is a CEO’s most important job.

•                       What counts in the long run is the increase in per share value, not overall growth or size.

•                       Cash flow, not reported earnings, is what determines long-term value.

•                       Decentralized organizations release entrepreneurial energy and keep both costs and “rancor” down.

•                       Independent thinking is essential to long-term success, and interactions with outside advisers (Wall Street, the press, etc.) can be distracting and time-consuming.

•                       Sometimes the best investment opportunity is your own stock.

•                       With acquisitions, patience is a virtue . . . as is occasional boldness.

PAST (2015 — 2018)

We completed a multiyear restructuring of our business and our balance sheet, as follows:

Reduced debt.  Consolidated debt decreased by $1,028 million, from $1,755 million at year-end 2014 to $727 million(2) at year-end 2018. Nearly all of this was attributable to debt amortization and redemptions, asset divestitures, and discretionary debt repurchases.

Lowered cash interest payments.  Primarily as a result of the significant reduction in debt, our cash interest payments have declined by $86 million, from $127 million in 2014 (excluding $42 million of non-recurring cash costs associated with redemptions and refinancing transactions) to $41 million in 2018. The four re-pricings of our senior secured credit facilities since April 2016 (from LIBOR plus 500 basis points to LIBOR plus 275) have been another contributing factor to the reduction in interest payments.

Improved debt maturity profile.  At year-end 2014, we had $671 million of bullet maturities in the following five years, but as a result of debt repayment and refinancing in the past four years, today slightly more than half of our existing debt is amortizing and repaid from operating cash flow. Earlier this month, we redeemed the remaining Cdn$24.7 million of Series D convertible debentures that were scheduled to mature in December 2019. As a result, our only bullet maturity in the next five years is our senior secured term loan, which we expect will have a remaining principal of $125 million at maturity in April 2023.

Reduced corporate overheads.  During this period, we reduced corporate general and administrative expense by more than half, from a peak level of $54 million in 2013 to an average of approximately $23 million for the past three years. Last year we relocated our corporate headquarters to a smaller space within the same building, reducing the annual rent by approximately $245,000 or more than 40%.

The combination of lower corporate overheads and lower cash interest payments resulted in $107 million of recurring cash savings to the Company in 2018 relative to 2014.

Divested assets.  We sold our five wind plants in 2015 for $350 million and used the net proceeds primarily to redeem $311 million of 9% senior unsecured notes. This transaction was $2 million accretive to our cash flow, and improved our leverage ratio(3) and debt maturity profile.

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Mothballed two plants and in the process of closing three others.  In early 2017, we mothballed three of our Ontario plants but in November 2018 we returned Nipigon to service under a revised contractual agreement with the plant’s customer. The other two plants may have option value should the Ontario market improve at some point in the future. We are in the process of decommissioning our three plants in San Diego. Although we were able to procure new Power Purchase Agreements (PPAs), we were unable to achieve an agreement with the U.S. Navy that would allow us to economically remain on the sites. We expect to complete the decommissioning late this year.

PRESENT (2019)

As a result of these restructuring efforts, we have an improved credit profile and strong liquidity, including discretionary cash available for capital allocation, as follows:

Leverage ratio.  Our leverage ratio at year-end 2018 was 4.5 times, which was significantly improved from 6.9 times at year-end 2014. Although the 4.5 level was higher than the previous year due to significantly lower Project Adjusted EBITDA(4) in 2018, as expected, our planned repayment of $86 million of consolidated debt in 2019 should result in an improvement to the leverage ratio beginning later this year.

Improved credit ratings.  Our corporate credit ratings from Moody’s and Standard & Poor’s are Ba3 and B+, respectively. Moody’s has upgraded our credit rating twice since 2015. Standard & Poor’s recently changed our credit outlook to positive as a result of improved credit metrics.

Strong liquidity.  Our liquidity at year-end 2018 was $191 million, including $68 million of unrestricted cash and $123 million of availability under our revolver, which has a maturity of April 2022. After setting aside cash held at the plants or needed for working capital purposes, we had approximately $39 million of discretionary cash at the parent at year-end 2018.

Stable outlook for 2019 Project Adjusted EBITDA and operating cash flow.  Our 2018 results for Project Adjusted EBITDA(4) and operating cash flow were in line with or better than our expectations, though below 2017 levels primarily as a result of significant PPA expirations at year-end 2017 and in early 2018. We have only one PPA expiring in 2019 (Williams Lake) and three relatively modest contributors expiring in 2020. Our guidance for 2019 Project Adjusted EBITDA(4) is in line with the 2018 result of $185 million(5). We expect 2019 operating cash flow of $100 million to $115 million, assuming no changes in working capital, which is slightly lower than 2018 operating cash flow of $116 million on the same basis (excluding changes in working capital).

Growth.  The work we have done on the cost side and in strengthening our balance sheet has allowed us to credibly pursue external growth, with our efforts currently focused on evaluation of potential acquisitions of out-of-favor generating assets. In 2018, we completed our first external acquisition in more than five years, consolidating our ownership of the Koma Kulshan hydro plant, which has a PPA that runs through March 2037. We also executed an agreement to purchase two operating biomass plants in South Carolina with a capacity of 20 megawatts each and PPAs that run through October 2043. This acquisition is on track to close in the second half of 2019. We expect that the Koma Kulshan and biomass acquisitions will extend our average remaining PPA life (currently six years) and strengthen longer-term cash flows. Our total investment for these acquisitions is nearly $26 million, of which we funded approximately $16 million in 2018. We will fund the remaining $10 million this year. The potential returns on these acquisitions represent an attractive use of capital.

Earlier this year, we added two new executives to our Commercial Development team, taking it to four. This team is responsible both for recontracting our existing plants and new business development efforts, including asset acquisitions.

Our Operations team continues to focus on safety first. Nothing we do is more important. The team is also continuously improving our processes and looking to gain efficiencies and reduce costs while maintaining our assets for the long haul. They have also been invaluable in assessing external acquisitions and in delivering solid cash flows from our assets while operating them safely.

FUTURE

Capital Allocation

We aim to allocate our capital as rationally as possible. Our focus is on strengthening the balance sheet and on intrinsic value per share. Debt reduction is about risk reduction, not the returns available from paying off the debt. We rank order the rest of our opportunities, both internal (such as the repurchase of common and preferred shares) and external (such as acquisitions), and then we allocate capital to the uses that seem to be the strongest from a discounted cash flow perspective. We don’t go into a year with a target of allocating X dollars to one bucket and Y dollars to another. We have quarterly debt reduction targets on our Term Loan B, which we view as a prudent use of our cash flow to continue to reduce leverage and de-risk our financial position. Beyond that commitment, we want to do the most intelligent things we can with our capital, focusing on growth in intrinsic value per share, not growth in absolute size.

In 2018, we used the majority of our operating cash flow to repay $100 million of corporate and project debt. We also invested slightly less than $17 million in the repurchase of common shares, at an average price ($2.13) we considered attractive relative to our estimates of intrinsic value per share, and we invested $8 million in the repurchase of preferred shares, at an implied after-tax yield of approximately 11% on average. As I noted, we also committed $26 million to two external acquisitions that will increase our generating capacity, extend our average remaining PPA term, and provide longer-term cash flows.

Power Market Scenarios

Low power prices (“Lower for Longer”):  As our existing PPAs expire, our revenue will be determined by PPA recontracting options available at that time, or the market price of power if recontracting is not feasible. If power market conditions deteriorate and returns on new investments are unattractive, we would continue to apply our operating cash flow to repayment of debt while having the options of cutting overheads further and using our discretionary cash to maximize the return of capital to shareholders, most likely via share buybacks.

Status quo:  In the current power market environment (in which the market price of power generally doesn’t sufficiently compensate dependable plants for the value they provide to the grid), we are focused on reducing debt, controlling overhead costs and looking opportunistically for asset acquisitions that can be had at attractive returns. This is the path we have followed the last four years and are continuing on into 2019.

Power market recovery:  At the bottom of a cycle, pessimism is conventional wisdom and more optimistic scenarios seem unrealistic. At those times, it is often possible to acquire assets with attractive returns, but it is harder to sell. Prices do tend to fluctuate, though, and the relative values of assets may change. Although we have low power prices today, we also have low interest rates, which have driven up asset valuations.

More broadly, wind and solar energy are deemed to be low-cost resources today, but the economic impact of intermittency is often ignored in those calculations. When high levels of intermittent power are integrated onto a grid, the grid incurs higher costs to support the intermittent power. Also, as the level of intermittent resources on the grid increases, the value of the incremental additions decreases, because these resources may then produce more energy than needed at certain times—and insufficient amounts when there is no wind, for example. It does seem that these issues are beginning to receive more attention, as are the environmental impacts of wind and solar (land use and high level of material use for non-dense energy) and the efficacy of using material-dense intermittent sources of power to replace existing plants to reduce CO2 emissions.

If the true costs of intermittent power and battery storage are recognized, then gas plant values may start to reflect their better balance of economic and environmental attributes. We don’t know if power prices will return to the highs of the past four or five years (far from the peak) or, if they do, what will be the catalysts for the increases. We do know that commodity prices tend to fluctuate in surprising ways and group think often turns out to be strongest just before it is proven wrong. As I’ve noted before, in 2001 I handed out copies of a book on peak oil to the board of directors of a wind energy company. Anyone at all familiar with subsequent events will realize that I was aligned with conventional wisdom and I was spectacularly wrong in believing that we were reaching peak levels of oil production.

If power prices rise because of a more favorable supply-demand balance or because of a need for more dependable generation, that would benefit most merchant power plants (or ones with expiring PPAs), in terms of their recontracting opportunities and asset values. Our equity valuation ought to increase significantly in this scenario.

Competitive Position

Balance sheet, cash flow, and PPA cover.  Our PPAs generate significant cash flow that we are applying to further reduce debt, even in an environment where the market price of power stays low or goes lower. In addition to this cash flow, we have ample liquidity, so if returns on asset acquisitions become compelling we’d have discretionary capital available to take advantage of higher-return opportunities. This also means that we are well positioned for deflation. On the flip side, if the inflation hedging attributes of power plants become more recognized, then we have plant capacity available to sell into the market. The average remaining PPA term of six years puts us in a balanced positon. We are able to pay down debt even if merchant prices remain low, and at the end of the average PPA life we will have lower debt levels and capacity available to sell into markets if power prices rise.

Operational expertise.  Our operations team is valuable in both running our existing plants and in evaluating potential acquisitions and ensuring that we run acquired plants more efficiently. This core competency has, for example, allowed us to take a cigar butt approach to investing in biomass plants. We turned around our Piedmont biomass plant and are now achieving significantly higher normalized EBITDA than pre-turnaround. Our operational expertise has also helped us to find value in two biomass plants in South Carolina that we are in the process of acquiring. We are looking at other asset acquisitions as well.

We are technology agnostic.  We have invested in and owned coal, natural gas, biomass, hydro, wind, solar, and other types of power plants. We are driven by returns.

Management experience.  Some members of the management team have been in the energy business since 1983, and several have been focused in the power sector since 1986. We have developed a track record of countercyclical, patient, and disciplined investing. We recognize the sector is capital-intensive, commodity-priced and cyclical, so our focus is on intrinsic value per share, not on absolute growth.

Insider ownership.  Our view is the best way to align management’s interests with those of shareholders is to be a shareholder. The officers and directors of Atlantic Power have made significant personal investments in the Company’s shares, totaling $5.0 million. These investments were made with their own funds (i.e., they do not include shares acquired through equity compensation plans or received by directors as part of their compensation).

Approach to capital allocation.  Our mode of operation is to come in each day and try to be as rational as possible. We are value investors. We constantly look at buying and selling assets. We look at joint ventures and spin-offs. We have been involved in the sales and spin-offs of IPP companies several times in our careers. We want to be aggressive buyers when prices are attractive, cautious investors or sellers when they are high, and patient in between. We want to allocate capital as rationally as possible, by estimating the discounted value of cash flows from our existing plants and potential acquisitions and doing our best to estimate the intrinsic value of our shares under different scenarios. We want the mindset of a family business with our name on the door, doing our best to protect, preserve and grow the business.

We look forward to meeting those shareholders who can attend our Annual and Special Meeting this year, which will be held at the King Edward Hotel in Toronto on June 19, beginning at 10:00 a.m.

Our Chairman, Irving Gerstein, has decided to retire from the Board at the conclusion of this year’s Meeting. Four and a half years ago I met him as a stranger in a conference room in Boston. Today he is my friend and mentor. Thank you for your service, Irving.

James J. Moore, Jr. President and Chief Executive Officer April 30, 2019

2018 Business and Financial Highlights

Safety

•                       Environmental, health, and safety performance.  Safety remains our highest priority. We believe that our commitment to a culture of excellence and continual improvement is the linchpin of our safety efforts. We had one lost-time incident in 2018, the same number as in 2017, and our lost-time incident rate was 0.41, significantly better than the industry average. In 2018, eight of the 14 plants that we operate completed at least five years of operation without a lost-time incident. We had four recordable injuries in 2018 as compared to three in 2017, but fortunately all were relatively minor. We received no environmental notices of violation in 2018, nor did we receive any from either the Federal Energy Regulatory Commission or the North American Electric Reliability Council. Our Kenilworth plant received a Governor’s Safety Award for the prevention of occupational injuries from the New Jersey Division of Public Safety.

Culture

•                       Servant leadership.  We continued to promote a culture of servant leadership throughout the organization, emphasizing the need for leaders to act with respect, integrity, and honesty. Servant leaders seek to be good listeners, to be humble, and to lead by example. We place very high importance on this effort, as we believe a strong culture is the bedrock of building long-term sustainable value. In 2018, we continued to roll out training to the plant level.

Operational

•                       Improved plant availability.  Our plants had an availability factor of 96.5%, a strong performance that was significantly improved from the 90.3% recorded in 2017. During 2018, we had fewer planned and unplanned outages than in 2017, which was the primary driver of improved availability.

•                       Continued focus on operating costs.  As part of our ongoing effort to control operating costs while improving the operating performance of our plants, we rolled out Predictive Analytic maintenance software (PRiSM) at three additional plants this year, and now have PRiSM installed at six of our plants. During 2018, this system allowed us to avoid potential maintenance issues that could have hurt reliability or increased costs, by providing us an early alert on ten different occasions. We completed an external benchmarking of the thermal plants that we operate and have begun implementing some of the recommendations, with a focus on maintenance outage frequency and standardization. Our operations team continues to look for ways to improve the reliability and efficiency of our plants while ensuring the effectiveness of our maintenance and capital expenditures.

•                       Asset management.  We recommissioned our Tunis plant under a new Power Purchase Agreement (PPA), which involved seven major upgrades to the plant, which had not been in operation since 2014. We also returned our Nipigon plant to operation under a revised PPA and began the planning for several upgrades of systems and components at this plant that will occur in 2019. We made modifications to the fuel-handling system at our Piedmont plant to allow more urban wood waste, reducing our fuel costs. We made significant progress in preparing to decommission our three plants in San Diego, and realized $1.7 million of salvage proceeds that will partially offset our expected cash outlay.

Commercial

•                       PPA extension for our Kenilworth plant.  During 2018, we executed two successive one-year extensions of our PPA with Merck, the customer at our Kenilworth plant, to September 2020. We continue to engage with Merck on short-term and long-term options for their power supply needs.

•                       Acquisition of remaining interest in Koma Kulshan plant.  In July 2018, we closed the acquisition of our partners’ interests in the 13 megawatt Koma Kulshan hydro facility. This was our first external acquisition following a three-year business restructuring process. We also bought out the operation and maintenance and management contracts from our partner. As a result, we increased our ownership from 50% to 100% and gained operating control of a hydro project with a PPA that runs to 2037 and, we believe, has economic life beyond the PPA term.

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•                       Agreement to acquire two contracted biomass plants.  In September 2018, we agreed to acquire two biomass plants in South Carolina from EDF Renewables. The plants, which each have a capacity of 20 megawatts, have been in operation since 2013 and are under PPAs that run through late 2043. Closing of the acquisition is expected in the third or fourth quarter of 2019. The long remaining term of the PPAs provides a stable base of cash flows, and we see upside potential from executing on optimization initiatives to deliver targeted operational and financial results.

Financial

•                       Results in line with or better than guidance.  Cash provided by operating activities (a GAAP measure) was $137.5 million. Excluding a net working capital benefit, cash flow was approximately $116 million, which exceeded our estimated range of $95 million to $110 million. Project Adjusted EBITDA was $185.1 million, which was at the high end of our guidance range of $170 million to $185 million. (Project Adjusted EBITDA is a non-GAAP measure; see page 59 of the Company’s 2018 Annual Report on Form 10-K for a reconciliation to its nearest GAAP measure.)

•                       Continued to significantly reduce debt.  We repaid $100.3 million of term loan and project debt in 2018 from operating cash flow, representing an approximate 12% reduction in debt from the year-end 2017 level. Since year-end 2013, we have reduced consolidated debt by approximately $1.1 billion or approximately 60%.

•                       Reduced the cost of our credit facilities.  In April 2018 and again in October 2018, we successfully re-priced the spread on our term loan and revolver by a total of 75 basis points, to LIBOR plus 275 basis points. The cumulative expected interest savings resulting from the 2018 re-pricings through the maturity dates of the respective facilities are approximately $11.8 million. Since issuing these credit facilities in 2016, we have re-priced the spread a total of four times, with a cumulative reduction in the spread of 225 basis points.

•                       Reduced interest payments.  We reduced our cash interest payments by $31 million from the 2017 level, or by $21 million excluding the termination of an interest rate swap in 2017. We achieved this as a result of continued debt repayment, including the redemption of our Piedmont project debt in full, the reductions in the spread on our credit facilities, and the timing of interest payments on a new convertible debenture issue. We also continue to manage our exposure to increases in market interest rates. At year-end 2018, approximately 96% of our debt carried either a fixed rate or a variable rate that has been fixed through interest rate swaps.

•                       Improved our debt maturity profile.  In January 2018, we completed our first capital markets offering in more than five years, issuing a new convertible debenture with a 6.0% interest rate and a 2025 maturity. We used the proceeds to redeem the substantial majority of our convertible debentures scheduled to mature in 2019.

•                       Maintained strong liquidity.  Our liquidity at year-end 2018 was $191 million, including approximately $39 million of discretionary cash. Even as we completed an acquisition and repurchased a significant amount of common and preferred shares during 2018, our liquidity was reduced only $7 million from the year-end 2017 level.

•                       Maintained stable overhead costs.  Corporate general and administrative (G&A) costs of $23.9 million were approximately $2 million higher than in 2017, although cash costs were approximately level. G&A expense has been about flat since 2016, but is down approximately 56% from the 2013 level. Although the most significant cost reductions are behind us, we continue to look for additional cost reduction opportunities. In 2018, we relocated our corporate headquarters to smaller space at the same location, which reduced our annual lease expense by approximately $245,000 or more than 40%.

Capital Allocation

•                       Repurchases of common and preferred shares.  During 2018, we repurchased and canceled approximately 7.8 million common shares at a total cost of $16.6 million, or an average price of $2.13 per share. These repurchases reduced our outstanding common shares by approximately 6.7%. We made these purchases because we considered the trading price of our common shares to be at a discount to our estimates of intrinsic value per share. We also repurchased and canceled approximately 645,000 preferred shares at a total cost of Cdn$10.3 million or $8.0 million on a US$ equivalent basis, representing an approximate 36% discount to par value and an attractive after-tax yield of approximately 11%. We consider the returns on these repurchases of our common and preferred shares to be more compelling than the returns generally available in the current power market environment.

•                       Reoriented toward growth with two acquisitions.  During 2018, we completed one acquisition and reached agreement on another. Both are of operating plants with long-dated PPAs that will add to our capacity and we expect will contribute to Project Adjusted EBITDA, extend our average remaining contract life and improve longer-term cash flows. These two acquisitions totaled $25.8 million, including the remaining $10.4 million for the South Carolina biomass plants that will be paid upon closing in 2019.

Notes

(1)                  Thorndike, William N., Jr. The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success. Boston: Harvard Business Review Press, 2012.

(2)                  Year-end 2018 consolidated debt of approximately $727 million excludes unamortized discounts and deferred financing costs.

(3)                  Leverage ratio is defined as the ratio of Consolidated Debt to Adjusted EBITDA, calculated for the trailing four quarters. Note that we calculate this ratio on a gross debt basis, not net of cash.

(4)                  Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies. Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies. The most directly comparable GAAP measure is Project income (loss). Project Adjusted EBITDA is defined as Project income (loss) plus interest, taxes, depreciation, and amortization (including non-cash impairment charges), and changes in the fair value of derivative instruments. Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors. A reconciliation of Project Adjusted EBITDA to Project income (loss) and to Net income (loss) on a consolidated basis is provided in Annex A on page ix. The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses.

(5)                  The Company’s guidance for 2019 Project Adjusted EBITDA is $175 million to $190 million, in line with the 2018 result of $185 million. The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses.

Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this letter contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this letter may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters. Examples of such statements in this letter include, but are not limited, to statements with respect to the following:

•                       the Company’s estimate of the remaining principal on its term loan at maturity in April 2023;

•                       the Company’s assessment of its credit profile and liquidity;

•                       the Company’s view that its two mothballed Ontario plants may have option value should the Ontario market improve at some point in the future;

•                       the Company’s expectation that it will complete the decommissioning of the three plants in San Diego late this year;

•                       the Company’s expectation that its leverage ratio will decrease to approximately 4 times by year-end 2019;

•                       the Company’s plans to repay $86 million of consolidated debt in 2019;

•                       the Company’s expectations with respect to 2019 Project Adjusted EBITDA and operating cash flow;

•                       the Company’s view that the Koma Kulshan hydro facility has economic life beyond the PPA term;

•                       the Company’s views with respect to the pending acquisition of the South Carolina biomass plants, the stability of their cash flows and the upside potential from executing on optimization initiatives;

•                       the Company’s expectation that the Koma Kulshan and biomass acquisitions will extend average remaining contract life and strengthen longer-term cash flows, and that the potential returns represent an attractive use of capital;

•                       the Company’s view that as its PPAs expire revenue will be determined by recontracting options available at that time or the market price of power if recontracting is not feasible;

•                       the Company’s view that in a power price environment that reflects a more favorable supply-demand balance or a need for more dependable generation, its equity valuation would increase significantly;

•                       the Company’s view that it is well positioned for deflation;

•                       the Company’s view that it made repurchases of common shares in 2018 because it considered the trading price of those shares to be at a discount to its estimates of intrinsic value per share;

•                       the Company’s estimate that the repurchase of preferred shares in 2018 yielded an after-tax return of approximately 11%; and

•                       the Company’s estimate of interest cost savings resulting from the 2018 re-pricings of the spread on its credit facilities.

Such forward-looking statements reflect our current expectations regarding future events and operating performance and speak only as of the date of this Annual Report on Form 10-K. Such forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to the assumption that the projects will operate and perform in accordance with our expectations. Many of these risks and uncertainties can affect our actual results and could cause our actual results to differ materially from those expressed or implied in any forward-looking statement made by us or on our behalf.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting the Company. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this letter and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

Certain information in this letter may be considered as “financial outlook” within the meaning of applicable securities legislation. The purpose of this financial outlook is to provide readers with disclosure regarding the Company’s reasonable expectations as to the anticipated results of its proposed business activities for the periods indicated. Readers are cautioned that the financial outlook may not be appropriate for other purposes.

ANNEX A

ATLANTIC POWER CORPORATION

RECONCILIATION OF NET INCOME (LOSS) (A GAAP MEASURE) TO PROJECT ADJUSTED

EBITDA FOR THE YEARS ENDED DECEMBER 31, 2018 AND DECEMBER 31, 2017 (UNAUDITED)

(in millions of U.S. dollars, except as otherwise stated)

	2018	2017
Net income (loss) attributable to Atlantic Power Corporation	$36.8	$(98.6)
Net income attributable to preferred share dividends of a subsidiary company	0.4	5.6
Net income (loss)	$37.2	$(93.0)
Income tax (benefit) expense	0.2	(58.1)
Income (loss) before income taxes	37.4	(151.1)
Administration	23.9	23.6
Interest expense, net	52.7	64.2
Foreign exchange (gain) loss	(22.8)	16.3
Other income, net	(3.0)	(0.4)
Project income (loss)	$88.2	$(47.4)
Reconciliation to Project Adjusted EBITDA
Depreciation and amortization	$99.7	$133.2
Interest expense, net	3.4	19.2
Change in the fair value of derivative instruments	(2.2)	(2.1)
Impairment	—	187.1
Other expense, net	(4.0)	(1.2)
Project Adjusted EBITDA	$185.1	$288.8